EXHIBIT 10.62

                        CONFIDENTIAL TREATMENT REQUESTED

                        SETTLEMENT AND LICENSE AGREEMENT

         This Settlement and License Agreement (the "Agreement") is made and entered into effective as of the 25th day of May, 2001 (the "Effective Date"), by and between VISX, INCORPORATED, a Delaware corporation ("VISX"), and LASERSIGHT INCORPORATED, a Delaware corporation.

                                    RECITALS:

A.       VISX possesses the right to license the VISX Patents (defined herein).

B. Lasersight contemplates that during the term of this Agreement it will use, offer to sell, sell, lease, exchange, otherwise dispose of or make available for use certain apparatus for performing ultraviolet corneal laser surgery which may embody inventions or improvements or be used to practice methods covered by one or more of the VISX Patents.

C. VISX has filed a lawsuit against Lasersight in the United States District Court for the District of Delaware, Civil Action
         No. 99-789-JJF. VISX and Lasersight desire to settle all claims asserted in this action on the terms and conditions set forth in this Agreement.

D. For the foregoing reasons, Lasersight has requested and desires to obtain from VISX a nonexclusive license under the VISX Patents. VISX is willing to grant such a nonexclusive license subject to the terms, conditions and provisions of this Agreement.

         NOW, THEREFOR, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, it is hereby agreed by and between the parties as follows:

1.         Definitions

         1.1      Affiliate    The term "Affiliate" shall mean, with respect to
                  ---------
         any Person, any other Person, that directly or indirectly, controls, is controlled by or is under common control with, that Person. For purposes of this definition, "control" (including, with orrelative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct and/or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         1.2      Authorized Procedure   The term "Authorized Procedure" shall
                  --------------------
         mean any Licensed Procedure enabled by Lasersight through an excimer laser system equipped with a Lasersight Security Mechanism defined below in Section 1.14.

                                ----------------

** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT.  THE
   REDACTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT.

         1.3      Claim    The term "Claim" shall mean a patent
                  -----
         claim which has not expired and which has not been disclaimed, canceled, or finally held invalid or unenforceable by a court of competent jurisdiction from which no further appeal is possible or has been taken within the time period provided under applicable law for such appeal. If a patent claim has been finally held unenforceable as provided in the immediately preceding sentence, but thereafter the unenforceability thereof is purged such that under applicable law it again becomes enforceable, such patent claim shall thereafter be a Claim for purposes of the immediately preceding sentence.

         1.4      Conveyance    The term "Conveyance" shall mean any sale,
                  ----------
         license, rental, lease, making available for use, import or other disposition or transfer of possession. Any conjugated form of the term "Conveyance" (e.g, "Convey", "Conveyed", etc.) used in this Agreement shall have the same meaning, but in the conjugated form (e.g., "sell, license, rent, . . ." or "sold, licensed, rented, . . ."). Without limitation, "other disposition or transfer of possession" shall include any transfer by to another without consideration as well as for consideration other than money (including barter or exchange) regardless of the basis of compensation, and shall further include without limitation a transfer by Lasersight to another for commercial use and/or use in clinical trials.

         1.5      Distributor   The term "Distributor" shall mean a Person that
                  -----------
         purchases Licensed Lasersight Products (as hereinafter defined) manufactured and/or Conveyed, directly or indirectly, by or for Lasersight solely for Conveyance to Users pursuant to any authority granted to such Person by Lasersight or pursuant to any other agreement or arrangement made or participated in by Lasersight.

         1.6      Inspector    The term "Inspector" shall have the meaning set
                  ---------
         forth in Section 6.2.

         1.7      Lasersight   The term "Lasersight" shall mean LaserSight
                  ----------
         Incorporated and any of its Subsidiaries as defined in Section 1.15 below.

         1.8      LIBOR Rate  The term "LIBOR Rate" shall mean a fixed rate of
                  ----------
         interest per annum offered for one-year dollar deposits in the London market, in effect on the applicable date of reference thereto, as quoted in the Wall Street Journal.

         1.9      Licensed Procedure   The Term "Licensed Procedure" shall mean
                  ------------------
         any procedure, operation or other treatment within the United States performed one time on a single human eye using a Licensed Product manufactured and/or Conveyed, directly or indirectly, by or for Lasersight.

         1.10     Licensed Product    The term "Licensed Product" shall mean any
                  ----------------
         system or component thereof that is covered by any Claim of any one of the VISX Patents, or is used in a method covered by any Claim of any one of the VISX Patents. For purposes of Lasersight's payments through

         June 1, 2003, Lasersight agrees that the product(s) listed on Exhibit C shall be considered Licensed Products for that time period (without making any admission that the product(s) listed on Exhibit C are covered by any VISX Patent claim).

         1.11     Overdue Rate   The term "Overdue Rate" shall mean the LIBOR
                  ------------
         Rate, plus two percent (2%) or the highest rate permitted by applicable law, whichever shall be less.

         1.12     Per-Procedure Royalty   The term "Per-Procedure Royalty" shall
                  ---------------------
         mean the royalty to be paid to VISX for each Authorized Procedure, as described at Section 3.1.

         1.13     Person   The term "Person" shall mean an individual or any
                  ------
         legally recognized entity, including any corporation, partnership, limited partnership, limited liability company, association or trust.

         1.14     Security Mechanism   The term "Security Mechanism" shall mean
                  ------------------
         an accurate, auditable mechanism on each laser system that Lasersight sells, leases or otherwise disposes of or installs in the United States after the Effective Date of the Agreement that precludes the User from performing more procedures than authorized by Lasersight. For each laser system that Lasersight sells, leases or otherwise disposes of or installs outside the United States, each laser system shall have a mechanism ("Disabling Mechanism") that allows Lasersight to disable the laser system within sixty (60) days after Lasersight becomes aware that such a laser system has been brought into the United States without authorization.

         1.15     Subsidiary    The term "Subsidiary" shall mean with respect
                  ----------
         to any Person, any other Person, that directly or indirectly, is controlled by that Person. For purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct and/or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         1.16     United States  The term "United States" shall mean all fifty
                  -------------
         states of the United States of America, the District of Columbia, Puerto Rico and any other territory, commonwealth, or possession or U.S. military base or installation of the United States of America.

         1.17     User   The term "User" shall mean any Person in the United
                  ----
         States who uses, purchases, leases, or operates a Licensed Product manufactured and/or Conveyed, directly or indirectly, by or for Lasersight.

         1.18     VISX Patents   The term "VISX Patents" shall mean (i) the
                  ------------
         patents and patent applications set forth on Exhibit A hereto (the

         "Listed Patents"), and all other patents issued and patent applications filed as of the Effective Date that relate to refractive excimer laser systems for laser ablation of corneal tissue to effect a refractive correction, components and accessories thereof (including eye tracking devices), and methods relating to the use of said excimer laser system or its components or accessories, and which, to the extent, VISX or its Affiliates have the right to grant licenses or sublicenses of or within the scope granted herein, together with all foreign counterpart patents and patent applications, filed and still to be filed (the "Existing VISX Patents"), (ii) all divisions, continuations, continuations in part, patents of addition and substitutions of the Existing VISX Patents, and (iii) all patents, certificates of invention and governmental grants issuing on applications in clauses (i) and
         (ii), and (iv) all registrations, reissues, reexaminations or extensions of any kind with respect to any of the foregoing patents. The Listed Patents shall be divided into two categories: the "Term-Defining Group" and the "Non-Term-Defining Group" as indicated on Exhibit A.

2.       Grant of Rights

         2.1      Grant.
                  -----

         VISX hereby grants Lasersight a nonexclusive license under the VISX
Patents:

         (a) to make, have made, use, import, offer to sell, sell, lease or otherwise dispose of within the United States any Licensed Product used to perform laser refractive corneal surgery, provided that such Licensed Product is designed by LaserSight (including companies becoming Subsidiaries after the Effective Date or assets acquired after the Effective Date) and manufactured or assembled by or for LaserSight (including companies becoming Subsidiaries after the Effective Date or assets acquired after the Effective Date); and

         (b) to perform, and to grant sublicenses, without the right to grant further sublicenses, to its customers to perform Licensed Procedures.

         2.2 In exchange for these licenses, Lasersight shall pay to VISX a royalty for each Authorized Procedure by Lasersight or sublicensees of Lasersight (Users), in the amount described below in Section 3.1 (the "Per-Procedure Royalty"). The content of procedure sublicenses shall be within the discretion of Lasersight, but shall contain at a minimum certain terms consistent with the License including without limitation the terms set forth in Section 2.4.

         Except as otherwise expressly provided in Section 11.1, the foregoing license is personal to Lasersight and nontransferable.

         2.3      Future Patents and Patent Applications
                  --------------------------------------

         Provided that Lasersight is in compliance with all of the terms of this Agreement, if subsequent to the execution of this Agreement with Lasersight (i) VISX is issued a new U.S. patent (other than a Listed Patent) that relates to a laser system or a method of using a laser system for laser ablation of corneal tissue, or (ii) VISX concludes that Lasersight may be infringing an existing VISX U.S. patent that relates to a laser system or a method of using a laser system for laser ablation of corneal tissue, VISX shall notify Lasersight in writing of such newly issued or existing patent.

         For a period of ninety (90) calendar days from such notification, VISX shall not file any lawsuit against Lasersight for infringement of such newly issued or existing patent and Lasersight shall not file any declaratory judgment action against VISX asserting non-infringement and/or invalidity of such newly issued or existing patent. During the foregoing 90-day period, Lasersight shall have the right to notify VISX in writing that it wishes to add such newly issued or existing patent to its list of Listed Patents.

         The patent(s) selected by Lasersight will be included in the license granted in Section 2.1 for any Licensed Product or Licensed Procedure for which Lasersight pays Per-Procedure Royalties when due. Any such added patents shall be deemed to be Listed Patents and in the Term-Defining Group for purposes of this Agreement.

         If VISX receives the right to sublicense a patent that encompasses a laser system, or a method of using a laser system, for laser ablation of corneal tissue, VISX shall notify Lasersight in writing of such right to sublicense. For a period of ninety (90) calendar days from such notification, Lasersight shall have the right to notify VISX in writing that it wishes to receive a sublicense under such patent. As a result, the patent(s) selected by Lasersight will be included in the license granted in Section 2.1 for any Licensed Product or Licensed Procedure for which Lasersight pays Per-Procedure Royalties when due.

         If VISX has or becomes the owner of patents, or otherwise acquires patent license rights which it has the right to license (without cost to VISX) to Lasersight, for any internal memory, recording or counting system useful for Lasersight's compliance with its obligations under
         Section 2.4, it shall, at Lasersight's request, license the same to Lasersight on a non-exclusive royalty-free basis for the term of this Agreement.

         2.4      User Covenants
                  --------------

         (a) Obligations of Lasersight
             -------------------------

             To secure Lasersight's obligations to pay VISX Per-Procedure Royalties for all Licensed Procedures, except for those procedures that are exempt under 35 U.S.C. Section 271(e), Lasersight shall obtain from its customers and assign to VISX a written agreement (User Covenants, Exhibit F) granting VISX the right to inspect during regular business hours with twenty-four (24) hour advance written notice (not including any hours on a Saturday, Sunday or legal holiday) the User's Licensed Product(s) and the User's premises at which the Licensed Product(s) is being used as set forth in and subject to the limitations of Section 2.4(a) herein and subject to the limitations of Section 2.4(b) below, and the right to have an independent auditor review the User's financial and patient records as set forth in Section 2.4(a) herein. Nothing in this Section is intended to diminish Lasersight's obligations or liability under the terms of the Agreement. Lasersight intends that VISX constitute a third party beneficiary under the User Covenants.

         (b) Enforcement of User Covenants
             -----------------------------

             VISX is concerned about Lasersight's ongoing accountability for Per-Procedure Royalties arising from use of Licensed Products within the United States. Lasersight shall provide a Security Mechanism that precludes the user from performing more procedures than authorized by LaserSight ("Security Mechanism") and will install such a Security Mechanism on all Lasersight laser systems that Lasersight sells, has sold, leases, has leased or otherwise disposes or has disposed of or installs or has installed in the United States, no later than thirty (30) calendar days after the Effective Date. The Security Mechanism shall be fully integrated into the system and shall be designed with the intention that it not be capable of being disconnected, overridden, erased, bypassed, or the number counted altered by any User or third party. VISX shall also have the right to designate an independent auditor to inspect (a) Lasersight's records of the number of Licensed Procedures authorized to its customers ("Authorized Procedures") (including the Security Mechanisms on Licensed Products being manufactured), and (b) Licensed Products and records of the number of Authorized Procedures or procedures conducted by Licensed Products being used in the United States to ensure that the Security Mechanism is operational. If VISX has a reasonable basis to suspect that any LaserSight User in the United States has tampered or interfered with the Security Mechanism or has used reporting methods that are not accurate, VISX may notify LaserSight of its belief and the basis therefor. If after sixty
             (60) calendar days, LaserSight has not corrected the problem or reasonably demonstrated to VISX that VISX's belief was incorrect, then VISX shall have the right to inspect during regular business hours with twenty-four (24) hours advance written notice (not including any hours on a Saturday, Sunday or legal holiday) the Licensed Product(s) and the User's premises at which the Licensed Product(s) in question is being used, provided VISX gives LaserSight same-day prior notice of such inspection. If after the inspection, and after a second sixty (60) calendar day period, Lasersight has not corrected the problem, Lasersight shall refuse to provide authorization to the User and shall disable the Licensed Product(s) until Lasersight can provide VISX with reasonable assurances that the User is in compliance with the User Covenants.

         2.5      No Obligation to Charge
                  -----------------------

         Lasersight shall have no obligation to charge its customers or sublicensees (Users) any Per-Procedure Royalties.

         2.6      No Implied Licenses Only the licenses granted pursuant to the
                  -------------------
         express terms of this Agreement shall be of any legal force or effect. No other license rights, immunity, or other right shall be created by implication, estoppel or otherwise with respect to any patents or patent applications, trade secrets, know-how, or other intellectual property rights of VISX.

3.       Payments and Royalties

         3.1      Consideration
                  -------------

         (a) Per-Procedure Royalties
             -----------------------

                  (i) Lasersight shall pay to VISX a Per-Procedure Royalty for each Authorized Procedure as follows:

                      (A)[**] for each Authorized Procedure enabled by
                         Lasersight prior to the Effective Date of this Agreement, payable in full upon on the signing of this Agreement by both parties;

                      (B)[**] for each Authorized Procedure enabled by
                         Lasersight during the period beginning on the Effective Date of this Agreement and extending through [**];

                      (C)[**] for each Authorized Procedure enabled by
                         Lasersight during the period commencing [**] and extending through [**]; and

                      (D)[**] for each Authorized Procedure enabled by
                         Lasersight on and after [**].

                  (ii)   [**]

                  (iii) Except as provided in Section 3.1(a)(ii) above, Lasersight shall be responsible for accurately counting, reporting and paying the Per-Procedure Royalties separately for each Authorized Procedure on each Licensed Product by serial number in US dollars on a monthly basis (within twenty (20) calendar days after the end of each calendar month) thereafter.

                  (iv) With respect to Licensed Products made or assembled in the United States and sold, leased, or Conveyed or exported solely for use outside of the United States, Lasersight shall pay VISX the royalty due under the License Agreement between VISX and Lasersight dated May 27, 1997 (the "International License"), the terms of which remain in effect.

                  (v) Lasersight shall not be required to pay a Per-Procedure Royalty for a Licensed Procedure performed using a specific device, machine or system which is a Licensed Product imported into the United States ("Imported Device") so long as it has not, and does not, while the Imported Device is in the United States, directly or indirectly, knowingly (a) service, enable use of, or otherwise support such Imported Device, (b) assist or otherwise participate in the importation of such Imported Device, or (c) provide training in the operation or use of such Imported Device.

         (b) As further consideration for the license granted in Section 2.1, Lasersight shall convert VISX's license to United States Patent No. 4,784,135 the "Blum Patent") to an irrevocable, perpetual, fully-paid up license in consideration for VISX paying the sum of [**] which shall be payable upon the signing of this Agreement. This provision does not affect VISX's obligation to pay royalties to LaserSight for products as to which royalty payments would be due to Nidek as described in the letter from Gregory L. Wilson to Mark B. Logan dated February 24, 1998, attached hereto as Exhibit G.

         (c)      Exemptions
                  -----------

                  No Per-Procedure Royalty shall be due or payable with respect to any particular Authorized and/or Licensed Procedure so long as, and only so long as, Lasersight can demonstrate in writing to the reasonable satisfaction of VISX that the said Licensed Procedure is being performed by the User solely in a manner which is exempt under 35 United States Code ss. 271(e)(1) or an equivalent successor statute then in effect, as interpreted by then applicable precedents, under an Investigational Device Exemption ("IDE") applied for and obtained by Lasersight or one of the physician IDE's applied for and obtained by one of the doctors listed on Exhibit B (the "Physician IDE's"). At a minimum and without limitation, Lasersight shall provide to VISX express written approval of the IDE (or any adjunct or other phase, as applicable) from FDA in which FDA specifies the number of eyes approved as part of the study (or phase). Other information in any such FDA approval document that Lasersight provides to VISX may be redacted by Lasersight. The redacted FDA approval document shall be disclosed to only one person at VISX acceptable to Lasersight, who shall maintain the confidentiality of the redacted FDA approval document. Lasersight represents that the Physician IDE's are the only IDE's for which it has provided any right of reference to its

                  Technical File or Master Device File. Other than the Physician IDE's, Lasersight represents and agrees that it has not allowed and will not allow any Person to reference or use any portion of Lasersight's Pre-Market Approval application, Technical File, and/or Master Device File in an application or request for an IDE and that it will not support or assist any Person in any way in creating an IDE or IDE submission. Lasersight represents and warrants that as of the Effective Date, it has made, sold and/or otherwise disposed of no more than ten (10) laser refractive corneal surgery systems for use in connection with current FDA approved investigations of which Lasersight is the sole sponsor (which, together with the two (2) systems owned by Dr. Ford and listed on Exhibit B, are "Exempt Systems") and that as of the Effective Date Lasersight has not made, sold and/or otherwise disposed of any other laser refractive corneal surgery systems for use in connection with any other current FDA approved investigations. Exempt Systems are identified by serial number, customer and location on Exhibit B, which also sets out the number of procedures allowed under any IDE applied for and obtained by Lasersight. The parties acknowledge that Lasersight will in the future, from time to time, be engaged in additional testing as part of the FDA approval process for which IDEs may be obtained and that such testing will not be subject to Per-Procedure Royalties.

         (d)      Most Favored Licensee
                  ---------------------

                  (i) If at any time subsequent to the execution of this Agreement with Lasersight, VISX grants a license to another laser manufacturer under one or more of the Listed Patents in the Term-Defining Group with a per-procedure royalty lower than Lasersight's Per-Procedure Royalty, VISX shall within thirty (30) business days of such grant notify Lasersight of such grant and Lasersight may, in its sole discretion, elect to incorporate into its license such lower per-procedure royalty in place of the Per-Procedure Royalty, effective as of the date of the subsequent license. Within thirty (30) business days after receipt of such notice, Lasersight must elect by written notice to accept the terms of the subsequent license or such right shall lapse and be of no further effect. This Most Favored Licensee provision shall not apply to any agreement existing as of the Effective Date, including any amendment or modification thereto, unless such amendment or modification is entered into after the Effective Date and reduces the per-procedure royalty of the existing agreement, in which event, Lasersight may incorporate into its license a Per-Procedure Royalty reduced by the same percentage as the percentage reduction provided by the amendment or modification to the other manufacturer's existing per-procedure royalty. Further, this Most Favored Licensee provision shall not apply to any license, amendment, or modification granted by VISX to another laser manufacturer whereunder VISX is granted a right or license to at least one patent or other intellectual property right of such laser manufacturer.

                  (ii)   [**]

         (e) VISX shall have the right to designate an independent auditor to review the financial and patient records of each User provided, however, that the total number of audited Users may not exceed twenty percent (20%) of the Licensed Products in use in the United States each quarter, and further provided that no User may be audited more than once within any twelve
                  (12) month period unless an audit reveals the User's non-compliance with the terms and conditions of this Agreement or an underpayment hereunder of over five percent (5%), in which event VISX shall have the right to audit the User more frequently until the results of the last audit reveal the User's compliance with the terms and conditions of this Agreement and less than a five percent (5%) underpayment hereunder. Such independent auditor shall report to VISX the number of Licensed Procedures using the audited Licensed Products. VISX shall pay the fees and expenses of the auditor unless Lasersight has underpaid the Per-Procedure Royalties for the audited Licensed Products by five percent (5%) or more, in which case Lasersight shall pay the reasonable fees and expenses of the auditor for that quarter's audit and shall pay any unpaid Per-Procedure Royalties plus interest at the rate of LIBOR plus three and one half percent (3.5%) or cumulatively the highest rate permitted by applicable law, whichever shall be less, for the Licensed Procedures reported by the auditor. If the auditor finds that Lasersight has overpaid the Per-Procedure Royalties for the audited Licensed Products for the audited period, VISX shall refund or credit the overpaid amount to LaserSight.

         (f)      In the event that, based on an audit conducted pursuant to
                  Section 3.1(e) above, VISX determines in its reasonable discretion that Lasersight's Security Mechanism is inadequate or that Lasersight's method of counting and reporting Per-Procedure Royalties is not accurate, VISX shall have the right to require Lasersight to install an adequate Security Mechanism and employ accurate counting methods with respect to all laser systems sold, leased or otherwise disposed of or installed throughout the world after the Effective Date of the Agreement including Exempt Systems. Lasersight shall have sixty (60) calendar days from VISX's notice (the "Cure Period"), not including days relating to FDA approval for any changes, if required, to install a replacement Security Mechanism acceptable to VISX. If Lasersight uses its best efforts, but is unable to cure the inadequate Security Mechanism during the Cure Period and employ accurate counting methods, VISX shall have the right to designate an Independent Auditor to review the financial and patient records of each User of a Licensed Product and to report to VISX the number of Licensed Procedures on each Licensed Product on a monthly basis until VISX agrees in writing that a replacement Security

                  Mechanism acceptable to VISX has been installed on each laser system sold, leased or otherwise disposed of or installed in the United States after the Effective Date of the Agreement including each Exempt System. Lasersight shall pay the fees and expenses of the independent auditor and shall pay any unpaid Per-Procedure Royalties reported by the independent auditor plus interest at the rate of LIBOR plus three and one half percent (3.5%) or cumulatively the highest rate permitted by applicable law, whichever shall be less, for the Licensed Procedures reported by the independent auditor for which no Per-Procedure Royalties have been paid. If after a second sixty (60) calendar day period, LaserSight has been unable to cure the inadequate Security Mechanism and employ accurate counting methods, VISX shall have the right to terminate this Agreement and all User sublicenses; provided, however, that VISX's right to terminate shall be postponed for a third and final sixty (60) calendar day period if Lasersight demonstrates that, in addition to using its best efforts to correct the problem, it has retaken possession of any laser system that VISX reasonably believes does not have an effective and accurate Security Mechanism or for which inaccurate reporting methods are being used. Until VISX elects, if it does, to terminate the License and all User sublicenses pursuant to the preceding sentence, Lasersight shall continue to pay the fees and expenses of the independent auditor and any unpaid Per-Procedure Royalties plus interest at the rate of LIBOR plus three and one half percent (3.5%) or cumulatively the highest rate permitted by applicable law, whichever shall be less, for the Licensed Procedures reported by the independent auditor for which no Per-Procedure Royalties have been paid.

         3.2      Reports and Payments
                  --------------------

         (a)      Monthly Reports
                  ---------------

                  Within twenty (20) calendar days after the end of each calendar month, Lasersight shall deliver to VISX a written report in form and substance reasonably acceptable to VISX, and certified as to accuracy by the chief financial officer of Lasersight or any other officer of equal or higher rank, which shall specify the amount of Per-Procedure Royalties due and payable by Lasersight, and shall contain a statement of (i) the number of Licensed Procedures (broken down by the serial number of the Licensed Product intended for performance of such procedures) authorized during the preceding calendar month, and (ii) any other relevant information reasonably specified by VISX from time to time.

         (b)      Monthly Payments
                  ----------------

                  Within twenty (20) calendar days after the end of each calendar month, Lasersight shall pay to VISX, in U.S. Dollars at such place as VISX may designate in writing to Lasersight from time to time, an amount equal to all Per-Procedure Royalties due and payable to VISX with respect to the month to which any report referred to in Section 3.2(a) relates.

         (c)      Interest on Amounts Due
                  -----------------------

                  In the event that any amount payable under this Agreement is not paid when due, it shall be paid with interest at the Overdue Rate, calculated as of the due date, for the period commencing on the day the payment is due until the date payment thereof is made in full.

         (d)      Taxes
                  -----

                  If Lasersight is required to withhold any taxes from any sum payable to VISX hereunder, Lasersight shall withhold such taxes and pay the same to the appropriate tax authorities for the account of VISX. Lasersight shall obtain, and promptly furnish to VISX, a receipt evidencing each such tax payment.

4.       Settlement of Pending Litigation

         Within five (5) business days of the Effective Date, VISX and Lasersight shall cause to be filed in the action pending in the United States District Court for the District of Delaware (Civil Action No. 99-789- JJF) a fully executed stipulated order in the form attached hereto as Exhibit D, with each party to bear its own costs.

5.       Term; Termination

         5.1      Term
                  ----

         Except as set forth in Section 5.2, this Agreement shall terminate upon the earlier of (a) expiration of the last to expire of the Listed Patents in the Term-Defining Group, or (b) a ruling by a court or administrative tribunal of competent jurisdiction in a final decision from which there is no further right of appeal that each of the claims of the unexpired Listed Patents in the Term-Defining Group are either not infringed by Lasersight or invalid or unenforceable (or the final ruling of a series of such rulings each with respect to fewer than all of the unexpired Listed Patents with the same cumulative effect that all of the claims of the Listed Patents in the Term-Defining Group are held either invalid or unenforceable or not infringed by Lasersight with no further right of appeal).

         5.2      Termination
                  -----------

         This Agreement (including the licenses granted to Lasersight in this Agreement) may be terminated by VISX prior to the expiration of the Term upon the occurrence of any one or more of the following events:

         (a) Lasersight shall at any time fail to make any payment, when and as due, of Per-Procedure Royalties or other amounts due under this Agreement; provided that such failure has not been cured within twenty (20) calendar days of written notice from VISX (the "Notice Period") specifying in reasonable detail the basis of VISX's conclusion that Lasersight has failed to pay all Per-Procedure Royalties due under this Agreement (including a copy of any report prepared for VISX by the independent auditor pursuant to Section 2.4(b) hereof), provided that if Lasersight asserts that a product, which is more than colorably different from the LaserScan LSX (and Lasersight continues to make the payments due for the LaserScan LSX), does not infringe any of the Listed Patents, VISX's right to terminate under this paragraph does not arise until after (1) either (i) Lasersight designates such colorably different product as a Licensed Product or (ii) VISX obtains a ruling by a court or administrative tribunal of competent jurisdiction in a final decision from which there is no further right of appeal that such colorably different product infringes one or more claims of one or more of the VISX Patents and (2) Lasersight fails to begin making payments within 20 days after 5.2(a)(1)(i) or (ii) above;

         (b)      Lasersight shall at any time fail to cure any violations of
                  Section 2.4(b) within one hundred eighty (180) calendar days of receipt of a written notice of noncompliance.

         (c) Lasersight shall at any time breach any of its obligations under Sections 2.4(a), 3.2, 6.1, 6.2, 7.2, and 11.1, and fail to cure such breach within thirty (30) calendar days after being given notice of such breach by VISX, provided that the foregoing thirty (30) calendar day grace period shall not apply if Lasersight has received more than three (3) such thirty (30) day grace periods in any twelve (12) month period;

         (d) Lasersight becomes insolvent, makes an assignment for the benefit of creditors or is generally not paying its debts as they mature;

         (e) Lasersight attempts to assign, transfer or delegate any of its rights, licenses, duties or obligations under this Agreement in violation of the terms, conditions or provisions of Section 11.1

         VISX may exercise its right to terminate this Agreement (including the licenses granted to Lasersight herein) by written notice to Lasersight specifying therein the election to so terminate.

         5.3      No Contest Period
                  -----------------

         (a)      Lasersight

                  (i) shall not, prior to June 1, 2003, directly or indirectly, contest in any proceeding, or otherwise aid, assist or participate in any proceeding contesting, the infringement of US Patent No. 4,718,418 (the " `418 Patent") by the Lasersight Laserscan LSX or any other Lasersight product which is not more than colorably different from the Laserscan LSX;

                  (ii) shall not, prior to June 1, 2003, directly or indirectly contest in any proceeding, or otherwise aid, assist or participate in any proceeding contesting, the validity or enforceability of the `418 Patent, unless Lasersight products which are more than colorably different from the Laserscan LSX are at issue in such proceeding and are Lasersight products for which Lasersight has obtained a formal written opinion of outside counsel that the more than colorably different product does not infringe any of the Listed Patents in the Term-Defining Group; and

                  (iii) shall pay the Per-Procedure Royalties due under this Agreement until at least June 1, 2003, notwithstanding that the `418 Patent may be challenged as or held invalid or unenforceable, or not infringed by the Lasersight products, in any other proceeding at a later date.

         (b) Nothing in this Agreement, including without limitation, Lasersight's payments under this Agreement and/or Lasersight's marking pursuant to this Agreement,shall be used in any proceedings against Lasersight, its indemnitees, Users, and/or sublicensees, as an admission or to suggest or tend to prove that any Lasersight product or the use thereof is covered by or falls within the scope of any claim of any VISX Patent.

         5.4      Effect of Termination
                  ---------------------

         If this Agreement and the licenses granted herein are terminated as provided in this Agreement, then all licenses and sublicenses acquired by Lasersight or any other Person acquiring any rights from or through Lasersight to the VISX Patents by virtue of this Agreement, including any User, shall terminate.

         5.5      Limited Survival of Agreement
                  -----------------------------

         Notwithstanding the expiration this Agreement as provided in Section
         5.1 or the earlier termination of this Agreement and the licenses granted herein as provided in Section 5.2, any term or provision of this Agreement pertaining to any of the subject matter described in this Section 5.5 shall continue in effect after such expiration or termination to the degree necessary to permit its complete fulfillment or discharge.

         (a) Any Lasersight obligation to maintain or cause the maintenance of records and/or to provide any reports required under this Agreement which relate to any period ending on or before such expiration or termination, and VISX's right to conduct any audit or inspection with respect thereto;

         (b) VISX's right to receive or recover, and Lasersight's obligation to pay, any amounts due to VISX under this Agreement which have accrued or were earned at any time prior to such expiration or termination, including any amounts which may be due by reason of any adjustment arising from an inspection or audit pursuant to this Agreement;

         (c) The provisions of Section 9 in effect at the time of such expiration or termination with respect to confidential information of either party to this Agreement, provided however, that notwithstanding any other provision of this Agreement, such covenant or agreement with respect to such confidential information shall expire and be of no further force and effect on and after three (3) years after the expiration or termination of this Agreement.

6.       Records, Inspections and Audits

         6.1      Records
                  -------

         Without limiting the requirements of Sections 2.4(a) and 3.2, Lasersight shall keep and maintain, books and records, utilizing generally accepted accounting principles and practices (to the extent applicable), which contain information necessary to calculate any Per-Procedure Royalties payable to VISX under this Agreement, and to assure compliance by Lasersight with the terms of this Agreement, including, without limitation, information necessary to verify the number of Authorized Procedures, and the specific Licensed Product intended for performance of each Authorized Procedure.

         6.2      Inspection and Audit.
                  --------------------

         (a) VISX shall have the right, exercisable by VISX not more frequently than once every three (3) months during the Term, to designate an independent technical and/or accounting firm (which may be VISX's current auditors, Arthur Andersen LLP) (the "Inspector"), and to request the Inspector to conduct an inspection and/or audit, and make a report to VISX as outlined in this Section 6.2, in order to verify Lasersight's and its Subsidiaries' compliance with the terms, conditions and provisions of this Agreement and each User's compliance with the User Covenants, including an inspection or audit, during regular business hours after giving at least forty-eight (48) hours written notice, (not including any hours on a Saturday, Sunday or legal holiday), of (a) Lasersight's records of the number of Authorized Procedures (including the Security Mechanisms on Licensed Products being manufactured), and (b) Licensed Products and records of the number of Authorized Procedures or procedures conducted by Licensed Products being used in the United States to ensure that the Security Mechanism is operational.

         (b) The Inspector shall be permitted to make copies of documents or any other information necessary to establish noncompliance with the terms, conditions and provisions of this Agreement. To the extent possible, the Inspector shall endeavor to avoid disrupting Lasersight's business in the course of conducting the inspection. Lasersight agrees to cooperate fully with and inspection and audit conducted by the Inspector as provided herein and to comply with all reasonable requests of VISX in regard thereto. The Inspector may prepare a report for VISX of the results of any audit and inspection of Lasersight. To the extent practicable, the Inspector shall endeavor to prepare the report in a manner which minimizes the disclosure of Lasersight's Confidential Information, taking into account, however, VISX's right to be advised of any information which in the sole judgment of the Inspector and/or VISX's legal counsel reflects a violation of this Agreement or the User Covenants or an incorrect calculation of payments due to VISX under this Agreement.

         (c)      Consequence of Underpayments.
                  ----------------------------

                  Without limiting the provisions of Section 2.4, if the Inspector reasonably determines that Lasersight has underpaid any Per-Procedure Royalties due during any audited period, Lasersight shall within five (5) business days of receipt of notice from VISX, such notice including a copy of the Inspectors report, pay to VISX the underpaid amount plus interest on the underpaid amount calculated at the Overdue Rate (calculated as of the date the underpaid amount was originally due) for the period from the date the underpaid amount was originally due to the date of payment thereof. In addition, if the underpaid amount during any calendar month during an audited period is more than five percent (5%) of the Per-Procedure Royalties actually paid to VISX for that month, then (without limiting any other remedies available to VISX) Lasersight shall also pay to VISX all reasonable costs incurred by VISX with respect to or related to the audit, including, without limitation, all accounting or auditing fees, attorneys' fees and any other costs and expenses of VISX incurred in ascertaining or determining such underpayment or in collecting full payment thereof.

7.       Covenants, Representations and Warranties

         7.1      Representations and Warranties
                  ------------------------------

         VISX hereby represents and warrants that (i) it has the legal power, authority and right to enter into this Agreement and to perform all of its obligations hereunder, and (ii) it will not grant any rights in the VISX Patents which are inconsistent with the rights granted to Lasersight herein, or in violation of any of VISX's covenants made in this Agreement.

         Lasersight hereby represents and warrants that (i) it has the legal power, authority and right to enter into this Agreement and to perform all of its obligations hereunder.

         7.2      Covenants
                  ---------

         Lasersight hereby covenants and agrees to comply with each of the following covenants:

         (a)      Labeling and Notices Negating Implied Licenses

                  (i) From and after July 1, 2001, Lasersight shall give each User written notice that Licensed Procedures may be authorized by Lasersight and performed by the User only if such User has agreed to be bound by the User Covenants, and that any use of the Licensed Product to perform Licensed Procedures without such agreement may constitute patent infringement. The notice shall list by number the VISX Patents, or a subset of the VISX Patents, as reasonably requested by VISX in writing. The notice shall in particular exclude any implied license or other right of such Person to perform Licensed Procedures in the United States by reason of any Conveyance.

                  (ii) At a minimum, the notice shall include the language set forth in Exhibit E. VISX reserves the right from time to time during the term of this Agreement to modify Exhibit E for the purpose of adding or deleting Existing Patents or adding patents selected by Lasersight for inclusion in the Term-Defining Group list of VISX Patents in Exhibit E. Upon delivery by VISX of a modified Exhibit E to Lasersight, the modified Exhibit E shall replace the previous Exhibit E for all purposes of this Agreement as of the date of such delivery, and Lasersight shall take any and all action required to cause each notice (and label as required in Section 7.2(a)(iii) below) thereafter given or affixed pursuant to this Section 7.2(a)(ii) to reflect the language of the modified Exhibit E.

                  (iii) The aforesaid notice shall be prominently stated in a sales, lease or other agreement relating the Conveyance of a Licensed Product with each User. Such notice shall also be prominently and permanently affixed, or caused to be affixed, by Lasersight as a label to each Licensed Product that is Conveyed by or for Lasersight, directly or indirectly, for use in the United States on or after August 1, 2001. The purpose of the label is to provide notice of the VISX Patents to other parties to establish or support a claim by VISX against any such other party of damages due to infringement. Each notice and label shall be in capitalized and bold lettering with a minimum font size of 10 points. With respect to Licensed Products Conveyed prior to May 28, 2001 for use in the United States, Lasersight shall affix, or cause to be affixed, such label by September 1, 2001. Lasersight shall take all measures necessary to contractually bind the recipients of the notice to the limitations and conditions set forth therein.

                  (iv) Lasersight shall provide VISX with a copy of the form of any notice and label which Lasersight proposes to use to comply with the foregoing requirements that differs from the notice and label attached as Exhibit E hereto, including any proposed amendment thereto, at least ten (10) days prior to the date Lasersight first intends to provide such notice and affix such label or amended notice and label, as the case may be.

         (b)      Labeling on Laser Systems Conveyed Outside the United States

                  On any Licensed Product Conveyed, directly or indirectly, after the Effective Date by Lasersight outside the United States, Lasersight shall attach a permanent label which states, "Not for use in the United States. Not licensed under U.S. patents." Such a Licensed Product is not licensed in the United States unless licensed by VISX under separate agreement for use in the United States, at which time the label can be removed.

         7.3      Nothing contained in this Agreement shall be construed as:

         (a) a warranty or representation by VISX as to the validity, enforceability or scope of any of the VISX Patents;

         (b) a warranty or representation by VISX that the manufacture, sale, offer for sale, lease, import, use or other disposition of Licensed Products or the performance of Licensed Procedures hereunder will be free from infringement of intellectual property rights of third parties;

         (c) an agreement by VISX to file any patent application, secure any patent or maintain any patent in force;

         (d) conferring any rights to use in advertising, publicity, or other marketing activities any name, trademark, or other designation of either party hereto;

         (e) conferring by implication, estoppel or otherwise any license or other rights except the licenses and rights expressly granted hereunder;

         (f) prohibiting either party from licensing any third party under its patents; or

         (g) a warranty or representation (whether implied, statutory or otherwise), except as expressly provided in this Section 7.

8.       Indemnification
         ---------------

         8.1      Indemnification Disclaimer
                  --------------------------

         VISX disclaims and shall have no obligation to defend or indemnify Lasersight or any User with respect to any claim for infringement of any third party intellectual property right as a result of the exercise of rights granted hereunder.

         8.2      Indemnification By Lasersight
                  -----------------------------

         Lasersight shall indemnify, defend and hold harmless VISX and its successors, assigns, officers, directors, shareholders, employees, representatives, attorneys and agents (each such Person an "Indemnified VISX Person") from and against any and all claims, liability, loss, damage, costs or expense of whatsoever kind or nature (excluding the Indemnified VISX Person's attorneys' fees and costs and any special, consequential or economic damages) asserted against or suffered or incurred by an Indemnified VISX Person arising or resulting from or otherwise concerning:

         (a) The manufacture, use, offer to sell, or Conveyance by Lasersight, directly or indirectly, of any Licensed Product manufactured and/or Conveyed, directly or indirectly, by or for Lasersight, including any product liability claim arising therefrom;

         (b) Any claim for personal injury or property damage, whether successful or not, related to or otherwise concerning any Licensed Product manufactured, used, offered for sale or Conveyed by Lasersight or the performance of any Licensed Procedure; and/or

         (c) Any breach or failure to perform by Lasersight of any of Lasersight's representations, warranties, covenants, agreements or obligations under this Agreement.

         The foregoing indemnification and agreement to defend and hold harmless shall include, without limitation, any cost or expense incurred or to be incurred by an Indemnified VISX Person by reason of its having been or being a party or being threatened to be made a party to any such threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (excluding the Indemnified VISX Person's attorneys' fees and costs). The Indemnified VISX Person shall be entitled to retain counsel of such Person's choice to defend that Person. The fees and other expenses of the Indemnified VISX Person's counsel shall be borne by that Person. Lasersight shall not settle any claim subject to this provision without first obtaining the Indemnified VISX Person's consent, which consent shall not unreasonably be withheld.

         8.3      Indemnification By VISX
                  -----------------------

         VISX shall indemnify, defend and hold harmless Lasersight and its successors, assigns, officers, directors, shareholders, employees, representatives, attorneys and agents (each such Person an "Indemnified Lasersight Person") from and against any and all claims, liability, loss, damage, costs or expense of whatsoever kind or nature (excluding the Indemnified Lasersight Person's attorneys' fees and costs and any special, consequential or economic damages) asserted against or suffered or incurred by an Indemnified Lasersight Person arising or resulting from or otherwise concerning: any breach or failure to perform by VISX or any of its Affiliates of any of VISX's representations, warranties, covenants, agreements or obligations under this Agreement.

         The foregoing indemnification and agreement to defend and hold harmless shall include, without limitation, any cost or expense incurred or to be incurred by an Indemnified Lasersight Person by reason of its having been or being a party or being threatened to be made a party to any such threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (excluding the Indemnified Lasersight Person's attorneys' fees and costs). The Indemnified Lasersight Person shall be entitled to retain counsel of such Person's choice. The fees and other expenses of the Indemnified Lasersight Person's counsel shall be borne by that Person. VISX shall not settle any claim subject to this provision without first obtaining the Indemnified Lasersight Person's consent, which consent shall not unreasonably be withheld.

9.       Confidentiality

         9.1      Confidential Information
                  ------------------------

         Each party agrees that it shall not disclose to any third party or use except in furtherance or enforcement of this Agreement any confidential information of the other party disclosed in connection with the Agreement. Either party may disclose any confidential information of the other party or its Affiliates or Subsidiaries to the extent necessary to comply with an order or request of a court or governmental agency or to comply with a formal discovery request or an information request of a governmental agency.

         9.2      Non-Confidential Information
                  ----------------------------

         A party shall be under no obligation with respect to any portion of confidential information of the other party or its Affiliates or Subsidiaries referred to in Section 9.1, which it can demonstrate by clear and convincing evidence:

         (a) Is not clearly and prominently labeled in writing as confidential information;

         (b) Through no act or failure to act on its part, becomes generally known or available to the public;

         (c) Is known by the party at the time of receiving such confidential information;

         (d) Is furnished to the party by any Person not legally precluded from making the disclosure without restriction on disclosure; and/or

         (e) Is independently developed by the party without use of such confidential information.

         9.3      Nondisclosure of Certain Terms of Agreement
                  -------------------------------------------

         Each party hereby covenants and agrees that it shall exercise all reasonable efforts to maintain the amount of the Per-Procedure Royalty, the other economic terms, and certain other terms of this Agreement that the parties will identify prior to signing this Agreement (the "Confidential Terms") in strict confidence and shall not disclose the Confidential Terms to any Person other than their employees and agents who have an absolute need to know that information. In the event that under applicable securities laws, the rules of any governmental authority, the terms of an order of a court of competent jurisdiction or a formal discovery request any party is required to make disclosures of any of the Confidential Terms, then before making any such disclosure that party shall consult with the other party concerning such requirement and shall apply and request in accordance with the rules of the applicable governmental authority or court that the Confidential Terms be maintained in strict confidence (e.g., in the case of a court, by obtaining the strictest available protective order, or, in the case of the Securities and Exchange Commission, by obtaining confidential treatment). Either party may issue a press release or other statement announcing the existence (but not the Confidential Terms) of this Agreement, provided that the party first obtains the other party's written approval of the content of the press release, which approval will not be unreasonably withheld.

10.      Enforcement of VISX Patents

         In the event that (i) a third party manufacturer of a laser vision correction systems is granted premarket approval by the FDA to market such product for an indication that can be demonstrated to infringe one or more claims of a patent in the Term-Defining Group of the Listed Patents and (ii) such manufacturer sells, leases or otherwise disposed of at least ten (10) such products for use in the United States after the date of such premarket approval, Lasersight may promptly notify VISX by identifying in writing the name of the manufacturer and the location of the ten (10) products (the "Notice"). Within thirty (30) business days following receipt by VISX of such Notice, VISX will provide written notice to Lasersight that VISX intends to do one of the following: (a) use commercially reasonable efforts for a period of up to one hundred eighty (180) business days from the date of the Notice to enter into a license agreement with the third party manufacturer (the "License Option"); (b) take prompt reasonable steps, including litigation, to abate such infringement (the "Litigation Option"); or
         (c) take no action. If VISX elects the License Option and fails to either (a) enter into a license agreement with the infringing third party manufacturer within the 180-day period or (b) initiate legal action against the infringing third party manufacturer within sixty

         (60) business days following expiration of the 180-day period, then no Per-Procedure Royalties shall accrue after the expiration of that sixty
         (60) business day period until VISX enters into a license agreement with, or initiates legal action against, the infringing third party manufacturer.

         If VISX elects the Litigation Option and fails to initiate legal action against the infringing third party manufacturer within sixty (60) business days following receipt of the Notice, then no Per-Procedure Royalties shall accrue after the expiration of that 60-day period until VISX enters into a license agreement with, or initiates legal action against, the infringing third party manufacturer.

         If VISX elects to take no action, Lasersight may provide to VISX a written opinion of outside patent counsel who is acceptable to both VISX and Lasersight expressing an affirmative determination that the preponderance of the available evidence demonstrates that such system infringes one or more claims of a patent in the Term-Defining Group of the Listed Patents (the "Opinion"). Within thirty (30) business days following receipt by VISX of the Opinion, VISX will provide written notice to Lasersight that VISX intends to pursue either the License Option or the Litigation Option. If VISX thereafter fails to pursue the option it elected, the parties will proceed as described above.

         If there is a dispute between VISX and Lasersight regarding VISX's satisfaction of its obligations hereunder, Lasersight shall pay all royalties otherwise due under this Agreement into an escrow account pending settlement of the dispute or resolution by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

11.      Miscellaneous

         11.1     No Assignment
                  -------------

         The rights and licenses granted by VISX in this Agreement are personal to Lasersight. Except as expressly provided below, other than the sublicenses to Users provided for in Section 2.1, Lasersight shall not transfer or delegate any of its rights or obligations under this Agreement without the express written consent of VISX, which consent may be withheld in VISX's sole discretion and said transfer or delegation without such consent shall be null and void for all purposes; provided, however, that Lasersight may assign all but not less than all of its rights and obligations under this Agreement to any successor by way of merger, consolidation or acquisition of substantially all of Lasersight's assets associated with laser ablation of corneal tissue, if such successor first agrees in writing to be bound by the provisions of this Agreement. Lasersight's liability under this Agreement shall nevertheless continue until expressly released by VISX, which release shall not be unreasonably withheld. Notwithstanding the foregoing, the right to make an assignment to a successor by way of merger, consolidation or acquisition of substantially all of

         Lasersight'sassets associated with laser ablation of corneal tissue ("Permitted Assignment") shall apply only with respect to (i) the models of Licensed Products that are sold or leased by and manufactured by Lasersight at least ninety (90) days prior to any such Permitted Assignment and (ii) all improvements and upgrades to such models made in the ordinary course of development; but such right shall not apply to any improvements or upgrades on a laser platform that was not a Lasersight laser platform prior to the Permitted Assignment. Notwithstanding anything to the contrary in this Section 11.1, in no event, however, shall the granted license run in favor of any device competitive with the Licensed Products which, prior to the Effective Date of this Agreement, was manufactured by a Person who, prior to the date of this Agreement, is engaged in the production or sale of such competitive device.

         11.2     Entire Agreement
                  ----------------

         This Agreement, together with any Exhibits attached hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior understandings, agreement or representations by or between the parties, written or oral, that may have related in any way to the subject matter hereof. The parties acknowledge that the international License Agreement dated May 27, 1997 between VISX and Lasersight is unaffected by this Agreement and will continue in full force and effect and Lasersight shall continue to pay royalties in accordance with the terms of that agreement.

         11.3     Independent Contractors
                  -----------------------

         The relationship of VISX and Lasersight established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between VISX and Lasersight. Neither party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

         11.4     Force Majeure
                  -------------

         Neither party hereto shall be in default by reason of any failure in the performance of this Agreement in accordance with its terms if such failure is due to acts of God, war, strikes, riots, storms, fires or any other cause whatsoever beyond the reasonable control of the party. The party so prevented or delayed in the performance of its obligations shall promptly notify the other party and shall be excused from such performance to the extent and during the period of such prevention or delay.

         11.5     Compliance with Laws
                  --------------------

         In exercising its rights under this Agreement, each party shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of the rights hereunder.

         11.6     No Waiver
                  ---------

         A waiver, express or implied, by either party of any right under this Agreement or of any failure to perform or breach hereof by the other party shall not constitute or be deemed to be a waiver of any other right hereunder or of any other failure to perform or breach hereof by such party, whether of a similar or dissimilar nature thereto.

         11.7     Modifications
                  -------------

         No amendment of any provisions of this Agreement shall be valid unless the same shall be in writing and signed by both VISX and Lasersight.

         11.8     Notices
                  -------

         Any notice or report required or permitted to be given or made under this Agreement by VISX or Lasersight shall be in writing and delivered to the other party at its address indicated below (or to such other address as a party may specify by notice hereunder) by courier or by registered or certified airmail, postage prepaid, or by facsimile; provided, however, that all facsimile notices shall be promptly confirmed, in writing, by registered or certified airmail, postage prepaid. All notices shall be effective as of the date received by the addressee at the address provided for the addressee.

         If to VISX:

         VISX, Incorporated
         3400 Central Expressway
         Santa Clara, CA 95051
         Attention:  Chief Executive Officer
         Fax:  (408) 773-7201

         If to Lasersight:

         LaserSight Incorporated
         3300 University Blvd., Suite 140
         Winter Park, FL 32792
         Attention:  Chief Executive Officer
         Fax:  (407) 678-9982

         Any party may change the address of designated recipient to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

         11.9     Governing Law
                  -------------

         This Agreement shall be construed, and the legal relations between the parties hereto shall be determined, in accordance with the laws of the State of Delaware, without reference to conflicts of laws principles.

         11.10    Venue and Jury Waiver
                  ---------------------

         IN ANY LITIGATION RELATING TO OR ARISING OUT OF THIS AGREEMENT, THE PARTIES AGREE NOT TO CONTEST JURISDICTION OR VENUE IF THE ACTION IS FILED IN THE FEDERAL OR STATE COURTS WITHIN THE STATE OF DELAWARE. THE PARTIES ALSO AGREE THAT IN ANY LITIGATION RELATING TO OR ARISING OUT OF THIS AGREEMENT IN WHICH THEY SHALL BE ADVERSE PARTIES THEY SHALL WAIVE THE RIGHT TO TRIAL BY JURY.

         11.10    Headings
                  --------

         The headings of sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         11.11    No Coercion
                  -----------

         Lasersight acknowledges and agrees that the VISX Patents licensed under this Agreement are freely chosen by Lasersight and are not coerced, and that the methods for calculating royalties are chosen by Lasersight and VISX for the convenience of the parties. Nothing in this Agreement shall be construed as an admission by Lasersight that any VISX Patent, including without limitation any patent that is, on the Effective Date of this Agreement, or later becomes a Listed Patent, is valid or enforceable or is infringed by a Lasersight product.

         11.12    Severability
                  ------------

         If any term or provision of this Agreement, or the application of such term or provision to any Person or circumstance, is held to be illegal, invalid or unenforceable, then, at the option of VISX exercised by written notice to Lasersight (i) the remainder of this Agreement, or the application of such term or provision to Persons or circumstances other than those to which it is held illegal, invalid or unenforceable, shall not be affected thereby, or (ii) VISX shall have the right to have the parties renegotiate this Agreement, which the parties agree to do promptly and in good faith after such option is exercised, so as to place each of the parties, to the fullest extent legally possible, in substantially the same economic position as each of them would have been if such holding of illegality, invalidity or unenforceability had not occurred.

         11.13    Injunctive Relief
                  -----------------

         The remedy at law for breach of VISX's unique rights pursuant to this Agreement being inadequate, Lasersight agrees that VISX shall be entitled, in addition to such other remedies as it may have at law or otherwise, to temporary and permanent injunctive relief and/or specific enforcement for any breach or threatened breach of this Agreement by Lasersight without proof of any actual damages that have been or may be caused to VISX by such breach. The remedy at law for breach of VISX's unique rights pursuant to Section 7.2 of this Agreement being inadequate, Lasersight agrees that VISX shall be entitled, in addition to such other remedies as it may have at law or otherwise, to temporary and permanent injunctive relief and/or specific enforcement for any breach or threatened breach of Section 7.2 of this Agreement by Lasersight without proof of any actual damages that have been or may be caused to VISX by such breach.

         11.4     Maximum Lawful Interest Rate
                  ----------------------------

         Notwithstanding any provision contained in this Agreement, the total liability of Lasersight for payment of interest pursuant to this Agreement shall not exceed the maximum amount of such interest permitted by law to be charged, collected, or received from Lasersight, and if any payments by Lasersight include interest in excess of such a maximum amount, VISX shall apply such excess to the reduction of the unpaid balance due pursuant to this Agreement, or if none is due, such excess shall be refunded to Lasersight.


         11.5     Counterparts.
                  ------------

         This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same agreement. Each such agreement shall become effective upon the execution of a counterpart hereof or thereof by each of the parties hereto.

IN WITNESS WHEREOF, each party has caused this Agreement to be executed as of the date first written above by its duly authorized representatives.


Agreed to:                                  Agreed to:

VISX, INCORPORATED                          LASERSIGHT INCORPORATED


By:    /s/Liz Davila                        By:   /s/Michael R. Farris
      ------------------------------             -------------------------------
Name:     Liz Davila                        Name:    Mike Farris
      ------------------------------             -------------------------------
Title:    Chairman & CEO                    Title:   President/CEO
      ------------------------------             -------------------------------
Date:     5/25/01                           Date:    May 25, 2001
      ------------------------------             -------------------------------

                                    EXHIBIT A


                                 Listed Patents
                        (All issued in the United States)


                                      [**]

                                    EXHIBIT B

                                 EXEMPT SYSTEMS

                                      [**]

                                    EXHIBIT C

                          LASERSIGHT LICENSED PRODUCTS

Lasersight Laserscan LSX

                                    EXHIBIT D

                                STIPULATED ORDER
                          UNITED STATES DISTRICT COURT
                          FOR THE DISTRICT OF DELAWARE


VISX, INCORPORATED, a Delaware
corporation,

                  Plaintiff,

     v.                                          Civil Action No. 99-789-JJF
LASERSIGHT, INC., a Delaware corporation,

                   Defendant.

------------------------------------------


                            STIPULATION OF DISMISSAL
                            ------------------------

         IT IS HEREBY STIPULATED AND AGREED by plaintiff VISX, Incorporated and defendant Lasersight, Inc. that the above-captioned action is dismissed without prejudice pursuant to Rule 41(a)(1) of the Federal Rules of Civil Procedure, with each party to bear its own costs.

YOUNG CONAWAY STARGATT & TAYLOR              MORRIS, NICHOLS, ARSHT & TUNNELL


-------------------------------              -----------------------------------
Richard H. Morse (I.D. #531)                 Mona A. Lee (#3304)
Rodney Square North                          1201 North Market Street
P.O. Box 391                                 P.O. Box 1347
Wilmington, Delaware  19801                  Wilmington, Delaware  19899
Telephone: (302) 571-6651                    Telephone: (302) 658-9200

Counsel for Plaintiff                        Counsel for Defendant

                                    EXHIBIT E
                   NOTICE AND LABEL NEGATING IMPLIED LICENSES

[DESCRIBE SYSTEM] SYSTEM AND ITS USE MAY BE COVERED BY ONE OR MORE OF THE FOLLOWING UNITED STATES PATENTS:


4,665,913             4,993,826           5,283,598
4,669,466             4,998,819           5,286,964
4,718,418             5,054,907           5,474,548
4,721,379             5,098,426           5,711,762
4,773,414             5,106,183           5,729,564
4,798,204             B1 5,108,388        5,865,832
4,885,471             5,163,934           5,966,197
4,902,123             5,170,193           6,106,513
4,903,695


THESE PATENTS COVER APPARATUS AND METHODS FOR PERFORMING OPHTHALMIC LASER SURGERY. THE PURCHASE, LEASE, EXCHANGE, DISPOSITION OR OTHER METHOD OF ACQUISITION, OWNERSHIP OR POSSESSION BY ANY PERSON OF THE SYSTEM, WHETHER NEW OR USED, DOES NOT RESULT IN ANY LICENSE OR OTHER RIGHT WHATSOEVER TO SUCH PERSON, BY IMPLICATION, ESTOPPEL OR OTHERWISE TO PERFORM REFRACTIVE OPHTHALMIC LASER SURGERY PROCEDURES WITH THE SYSTEM IN THE UNITED STATES NOR ANY LICENSE OR OTHER RIGHT WHATSOEVER, BY IMPLICATION, ESTOPPEL OR OTHERWISE UNDER ANY UNITED STATES PATENTS. ANY SUCH LICENSES OR OTHER RIGHTS ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

REFRACTIVE OPHTHALMIC LASER SURGERY PROCEDURES MAY BE PERFORMED WITH THE SYSTEM IN THE UNITED STATES IF, AND ONLY IF, AN AGREEMENT HAS BEEN ENTERED INTO WITH LASERSIGHT UNDER WHICH LASERSIGHT HAS GRANTED RIGHTS, CONDITIONED ON COMPLIANCE WITH CERTAIN COVENANTS, TO PERFORM SUCH PROCEDURES WITH THE SYSTEM AND THAT SUBLICENSE AGREEMENT IS IN EFFECT AT ALL TIMES WHEN SUCH PROCEDURES ARE BEING PERFORMED WITH THE SYSTEM. USE OF THE SYSTEM TO PERFORM REFRACTIVE OPHTHALMIC LASER SURGERY PROCEDURES IN THE UNITED STATES WITHOUT SUCH AN AGREEMENT IN EFFECT MAY CONSTITUTE PATENT INFRINGEMENT.

                                    EXHIBIT F

                                 USER COVENANTS


         (a) Unless otherwise defined herein, all capitalized terms shall have the meaning ascribed to them in the User Covenants.


         (b)      The term "Sublicensor" means Lasersight.


         (c)       The term "Sublicensee" means the User


         (d) The term "User" means any Person who uses, purchases, leases, or operates Licensed Product manufactured and/or conveyed, directly or indirectly, by or for Lasersight.

         (e) The term "Performing User" means a User who is an agent, employee, or partner of another User ("Operator User") or another authorized individual and whose use of a given Licensed Product is governed by the agreement containing the User Covenants signed by the Operator User.

         (b) The term "System" means the specific Licensed Product to be used by Sublicensee to perform Licensed Procedures.


1.       Grant.   Sublicensor hereby grants to Sublicensee a non-exclusive
         -----
         sublicense to perform Licensed Procedures using the System at ____________________ (the "Installation Site"). The rights hereby granted shall be conditioned upon Sublicensee's ongoing compliance with the covenants contained herein and are subject to the provisions of any label on the System or notice given to Sublicensee. These rights shall automatically terminate in the event of non-compliance with any of the covenants contained herein and may be terminated at any time, with or without cause. Sublicensor shall be permitted to assign its rights hereunder without Sublicensee's consent. The Sublicense extends only to Sublicensee and its Performing Users. Sublicensee shall at all times keep and make available for inspection by Sublicensor a list of all such Performing Users. Termination of the rights granted under this Section shall not terminate or release any of Sublicensee's accrued or other obligations hereunder, which shall survive such termination until discharged or satisfied in full.

2.       Change of Designated Location. Sublicensee hereby covenants and agrees
         -----------------------------
         that Sublicensee shall not remove or allow any other Person to remove the System from the Installation Site without first giving Sublicensor prior written notice of the proposed removal, stating in the notice the new Installation Site.

3.       Notice Negating Implied Licenses.  Only the sublicense granted pursuant
         --------------------------------
         to the express terms of this User Covenants shall be of any legal force or effect. No other license rights shall be created by implication, estoppel, Conveyance, or otherwise

4.       Prohibition On Tampering With Labels or Notices.  Sublicensee shall not
         -----------------------------------------------
         remove or otherwise tamper with any label or notice affixed to the System.

5.       Monitoring System or Mechanism. Sublicensee shall at all times allow
         ------------------------------
         Sublicensor to install in, or attach to, the System and modify and/or enhance a recording, memory or other system or mechanism, and/or software which monitors and measures the number Licensed Procedures performed with the System. Sublicensee shall not tamper in any manner with any such system, mechanism or software or request, allow or permit any other Person (e.g., a third party service provider) to do so.

6.       Record Keeping.  Sublicensee shall keep such books and records with
         --------------
         respect to its use of the System necessary to establish the number of Licensed Procedures performed, including, to the extent permitted by applicable law, a written waiver in the form prescribed by Sublicensor of the doctor-patient privilege.

7.       Right of Inspection. Sublicensee shall during its regular business
         -------------------
         hours and upon at least twenty-four (24) hours notice allow Sublicensor and its representatives, and other designated Persons, access to the System, any related memory or other system or mechanism and software contemplated in Section 5 and all output thereof, and all of Sublicensee's books and records maintained as required under Section 6, including patient records (with patient names replaced by patient numbers, if required under applicable law), and the right to inspect and audit the same for the purpose of obtaining the number and types of Licensed Procedures performed with the System and to monitor compliance by Sublicensee with the covenants used herein.

8.       Transfer of System. Sublicensee shall not Convey to any Person who
         ------------------
         intends to perform Licensed Procedures, unless prior to any such Conveyance Sublicensee causes such Person to enter into with Sublicensor an agreement containing the User Covenants in the form then required by Sublicensor with respect to systems identical or similar to the System.

9.       Right to Disable.  Upon Sublicensee's breach or default of its
         ----------------
         obligations under this Sublicense, Sublicensor shall also have the right to disable the System until the breach or default has been cured.